Exhibit 10.44

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”), effective as of May 6, 2021, is made by and between Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda (the “Company”), and Mike F. Chang (the “Executive”).

WITNESSETH:

WHEREAS, the Executive and the Employee have entered into an and restated Employment Agreement dated April 28, 2010 (the “Employment Agreement”).

WHEREAS, pursuant to the Employment Agreement, the Executive is eligible to receive certain severance benefits in connection with certain terminations.

WHEREAS, the parties hereto desire to amend the Employment Agreement on the terms set forth herein, to provide additional benefits in connection with certain terminations.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in the Employment Agreement and herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1.Section 5.4 of the Employment Agreement is hereby amended in its entirety to read as follows:

“5.4 Change in Control Severance Benefits. Should the Executive’s employment pursuant to this Agreement terminate by reason of an Involuntary Termination within the Change in Control Severance Period, then the Executive shall become eligible to receive the following payments and benefits provided there is compliance with the same Severance Benefit Conditions set forth in Paragraph 5.3:

(a) Salary Continuation Payments. The Executive shall be eligible to receive his base salary for up to a total period of twenty-four (24) months at the annualized rate in effect for him under Paragraph 3 at the time of his Involuntary Termination. The first such payment shall be made on the sixtieth (60th) day following the Executive’s Separation from Service due to such Involuntary Termination provided the requisite Release Condition is satisfied and subsequent salary continuation payments shall be made at periodic intervals in accordance with the Company’s payroll practices for salaried employees. The salary continuation payments to which the Executive becomes entitled in accordance with this Paragraph 5.4 shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(b) Target Bonus. The Company shall pay the Executive two hundred percent (200%) of the Executive’s target bonus for the year of termination. Any bonus payable in accordance with this Paragraph 5.4(b)shall be paid in twenty-four (24) equal installments at the same time that salary continuation payments are paid to the Executive under Paragraph 5.4(a). The payments to which the Executive becomes entitled in accordance with this Paragraph 5.4(b) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(c) Health Care Coverage. Provided the Executive and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide continued medical care coverage for the Executive, his spouse and his eligible dependents until the earliest to occur of (i) the expiration of the twenty-four (24)-month period measured from the first day of the calendar month following the calendar month in which his Involuntary Termination occurs, (ii) the first date on which the Executive and his spouse and eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition or (iii) the first date on which the Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants of Paragraph 4.2. During the COBRA continuation period, such coverage shall be provided under the Company’s group health care plans. Following the completion of the COBRA coverage period, such coverage shall continue under the Company’s group health plans or one or more other plans providing equivalent coverage. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of such benefits in any one calendar year of such coverage shall not affect the amount of benefits in any other calendar year for which such benefits are to be provided hereunder and (b) the Executive’s right to the benefits cannot be liquidated or exchanged for any other benefit.”

2. The last paragraph of Section 5.5 is hereby amended to read in its entirety as follow:

“Should a reduction in benefits be required to satisfy the benefit limit of this Paragraph 5.5, then payments and benefits under Paragraph 5.4 shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive.”

3. Effect of Amendment. Except as hereinabove modified and amended, the Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the dates indicated below.
ALPHA AND OMEGA SEMICONDUCTOR LIMITED

By:

Title:

Dated:	2021

THE EXECUTIVE

Dated:	, 2021